Filed Pursuant to Rule 433 under the Securities Act of 1933

Relating to the Preliminary Prospectus dated July 15, 2025

Registration Statement No. 333- 287597

DeepGreenX Group Inc.

This free writing prospectus relates to the Registration Statement on Form F-1 (File No. 333-287597) (the “Registration Statement”) that DeepGreenX Group Inc. (the “Company”) has filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, which may be accessed through the following link: here

On July 21, 2025, the Company held investor day presentation for small group of institutional investors related to the Company’s proposed direct listing. A copy of the presentation is attached hereto as Appendix A.

The Company has filed a Registration Statement (including a prospectus) with the SEC relating to its common shares to which this communication relates. Before you invest, you should read the prospectus in that Registration Statement and other documents the Company has filed with the SEC for more complete information about the Company and its common shares. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the Company has made the prospectus available at deepgreenx.com under the “investors” section.

Appendix A

July 2025 Company Overview Real World Asset Tokenization Platform

Our Mission: Introduction 2 To help accelerate digital capital innovation and world sustainability by making it easier for enterprises, real - world assets, sustainability, capital, and data to come together in a simple, repeatable, and profitable ecosystem . We intend to expand into an intelligent platform operating company that will be creating profitable recurring revenue streams by converting real - world asset and sustainability data into digital currencies that are to be traded and monetized on digital asset exchanges .

Our Mission: (cont.) Introduction 3 We intend to implement our expansion with our developing: • Asset - to - digital currency conversion capabilities • Exchange network connectivity capabilities • New project acquisition and sourcing capabilities, all supported by our developing intelligent software capabilities . Taken together, we refer to this combination of developing capabilities as our DXG RWA Factory .

DXG Methodology Use Cases 4 We Intend to Deploy Our Methodology in a Diverse Range Of RWA and Sustainability Sectors With Entities: • Developing portfolios of nature - based assets. • Developing portfolios of data and computing centers , together with their power and connectivity assets. • Deploying alternative energy solutions such as solar, wind, hydro, geothermal and associated battery storage and virtual grid systems. • Developing digital trading platforms related to our legacy metals trading & green logistics value chain business Frost & Sullivan has valued our current Tokenization pipeline at $13.7 to $28.2 billion.

“…we valued the tokenization pipeline and hereby confirmed a fair valuation ranging from $13.7 billion to $28.2 billion …” “This conclusion is subject to the Statement of Assumptions and Limiting Conditions presented later in this report. The valuation results may be subject to alteration if the assumptions and limiting conditions change.” Source: Exhibit 99.6 in DeepGreenX F - 1: Valuation Report, dated July 12, 2025, prepared by Frost & Sullivan DXG Investment Case 5 Frost & Sullivan 3 rd Party Analysis & Valuation

The Boston Consulting Group By 2030, the tokenization market is expected to reach $16 trillion Market Scale & Growth Excerpts from BCG Report, “Approaching the tokenization tipping point. 04.07.2025” 6

RWA Tokenization Opportunity Excerpts from BCG Report, “Approaching the tokenization tipping point. 04.07.2025” 7 The Boston Consulting Group Suitable for Tokenization

Our RWA Factory: Platform - as - a - Service DXG’s RWA Factory Roadmap 8 • Data Acquisition: Connect into customer IT systems to extract their real - world and sustainable data. • Data Digitalization: Measure, verify, report(“MVR”) and certify customer data. • Conversion into Digital Financial Products: Certified data converted to RWA tokens, other digital instruments and certificates. • Digital Financial Product Trading : Monetize digital financial instruments on behalf of our customers, earning trading commissions for us .

DXG’s RWA Engine These forward - looking models and projections are presented for illustrative purposes only and do not represent current products, services, or financial performance. Actual results may differ materially from these hypothetical scenarios Customer Development and Acquisition Data Extraction & Certification Transactions / Monetization Datafication + Productization Other RWA tokens adapt Global Trading Platforms AI + Agent + Blockchain Platform DXG Methodology 9

• Developing regions lack access to capital, constraining their ability to fund sustainable and strategic projects. • We believe tokenization of a region’s natural assets unlocks their value while preserving their future. Monetize Nature Based Assets to Drive Sustainable Development Potential Market Opportunities 10 10

Maluku Nature - Based Asset Sustainable Development • Joint Venture: DXG with Forest First International • To manage and monetize nature - based assets in Maluku, Indonesia, from a 60 - year land concession. DXG Case Study These forward - looking models and projections are presented for illustrative purposes only and do not represent current products, services, or financial performance. Actual results may differ materially from these hypothetical scenarios 11 Source: Exhibit 10.4 in DeepGreenX F - 1: Joint Venture & Shareholders Agreement dated April 19, 2025. Between DeepGreenX Group inc. & Forest First International Inc.

• Green logistics utilizes clean energy technologies and efficient transportation methods in logistics and storage processes to minimize greenhouse gas emissions. • We believe commodities trade and green logistics will foster sustainable development, Reducing waste and pollution in industrial production. Commodities Trading and Green Logistics Value Chains 12 Potential Market Opportunities These forward - looking models and projections are presented for illustrative purposes only and do not represent current products, services, or financial performance. Actual results may differ materially from these hypothetical scenarios 12

• AI technology, compute power, data storage, and the energy to run them are constrained by limited resources . • We believe we will be able to use our intelligent software platform and RWA Factory to connect and empower the value chains of clean energy, computing power, and data. Compute, Data and Energy Resources 13 Potential Market Opportunities These forward - looking models and projections are presented for illustrative purposes only and do not represent current products, services, or financial performance. Actual results may differ materially from these hypothetical scenarios 13

Strategic Position These forward - looking models and projections are presented for illustrative purposes only and do not represent current products, services, or financial performance. Actual results may differ materially from these hypothetical scenarios 14 We Believe Our Methodology Will Increasingly Drive Long - term Sustainability

Board of Directors & Executive Officers Vice Chairman Lan Yang Chairman Professor Njuguna Ndung’u Director & Chief Executive Officer James Barclay Knapp Chief Legal Officer & Chief Financial Chief Technology Officer Chief Operating Officer; Chief Revenue Officer; Director Nominee Director General Counsel Robert Griffitts Officer Kenneth Lam Tony Miao Chief Strategy Officer Alec Saltikoff Chief Compliance Officer Andrew Mao Sunith Varkey Aneel Waraich Director Nominee Paul Scully Director Nominee Allen Salmasi Director & Chief Administrative Officer Kevin Wu 15

Listing Overview Company Name: DeepGreenX Group, Inc. Security: Common Shares Exchange: NASDAQ Global Market Ticker Symbol: DXG Estimated Listing Date: July 2025 Shares Outstanding: 872,000,000 Securities Counsel: Morrison Cohen LLP & Blake, Cassels & Graydon LLP Auditors: J&S Associate Investment Banking Listing Advisor: Kingswood Capital Partners 16

DXG’s Historical Financials 1. The financial data presented reflects only the Company’s legacy commodities trading operations. The company has yet to realize any revenue from tokenization activities. 17 1, As of As of As of Statement of December 3 2022 December 31, 2023 December 31, 2024 Operations $0 $5.954,563 $24,081,848 Revenue $140,547 $96.734 $2.451,466 EBITDA $12,693 $55,119 $2,195,962 Cash Used in Operating $68 $14,316 $1,051,936 Cash End Of Year $253,784 $213,583 $1,739,784 Assets $381,178 $453,429 $4,381,382 Liabilities

DEEPXGREEN Appendix

$900 Trillion Total Addressable Market (TAM) for RWAs:

- World Economic Forum. (2025). *The future of asset tokenization*. Retrieved from https://www.weforum.org

AI + Blockchain Performance Metrics:

- DeepGreenX Internal R&D

DeepGreenX F-1: Valuation Report, dated July 12, 2025, prepared by Frost & Sullivan

- https://www.sec.gov/Archives/edgar/data/2046889/000121390025064324/ea022373210ex99-6_deepgreen.htm

DeepGreenX F-1: Filing May 2025.

- https://www.sec.gov/Archives/edgar/data/2046889/000121390025047846/ea0223732-04.htm
- Joint Venture and Shareholders Agreement, dated April 19, 2025, by and between DeepGreenX Group Inc. and Forest First International Inc.

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July 2025 Thank you ! www.deepgreenx.com